Exhibit 23.1

[Letterhead]

Deloitte & Touche LLP

111 S. Wacker Drive

Chicago, Illinois 60606

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated December 17, 2010, relating to the consolidated financial statements and financial statement schedule of Deere & Company and subsidiaries, and the effectiveness of Deere & Company and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Deere & Company and subsidiaries for the year ended October 31, 2010, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

September 15, 2011